EXHIBIT 8

DEED OF ADHERENCE

To:

TELECOM ITALIA S.p.A .
TELECOM ITALIA INTERNATIONAL N.V.
W de Argentina - Inversiones S.L.
LOS W S.A.
Gerardo Werthein
Dario Werthein
Daniel Werthein
Adrian Werthein

Dear Sirs,

We make reference to the Amended and Restated Shareholders’ Agreement (the “Shareholders’ Agreement”), dated August 5, 2010, as amended further on October 13, 2010, on March 9, 2011 and on November 13, 2013, entered into by and among Telecom Italia S.p.A. (“TI”), Telecom Italia International N.V. (“TII”), W de Argentina – Inversiones S.L. (“Los W”), Los W S.A. (“Los W Guarantor Company”) and Gerardo Werthein, Daniel Werthein, Dario Werthein and Adrian Werthein (collectively “Los W Controlling Shareholders”), concerning their respective participation in Sofora Telecomunicaciones S.A. (“Sofora”) and to the willingness of Fintech Telecom, LLC to become a party of the Shareholders’ Agreement pursuant to terms and conditions of this deed of adherence (the “Deed of Adherence”).

All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Shareholders’ Agreement.

1.	Adherence and Undertakings

1.1           Fintech Telecom, LLC, a limited liability company organized and existing in accordance with the laws of Delaware, with its head office at 375 Park Avenue 38th Floor, New York, NY 10152  (“Adhering Party”) hereby irrevocably and unconditionally adheres to the Shareholders’ Agreement (a copy of which has been delivered to Adhering Party and which Adhering Party has reviewed and executed and attached hereto as Annex 1 for identification) as a party thereto, hereby irrevocably and unconditionally agreeing to be directly bound by any and all terms and conditions of the Shareholders’ Agreement, including its Exhibits and appendixes.

1.2           The Adhering Party hereby agrees that, by executing this Deed of Adherence, it shall be deemed to have been a Party (as defined in the Shareholders’ Agreement) to the Shareholders’

Agreement subject to the occurrence of the closing of the transactions contemplated under, and solely in accordance with the terms of, the Stock Purchase Agreement dated November 13, 2013, among Fintech Telecom, LLC, TI and TII, as amended from time to time by the parties thereto, pursuant to which TI and TII have agreed to sell to Fintech Telecom, LLC all of their direct and indirect ownership interest in Telecom Argentina S.A.

2.	Notices

The Adhering Party confirms that its address for serving notices pursuant to the Article 17 “Notices” shall be the following:

Fintech Telecom, LLC
375 Park Avenue 38th Floor
New York, NY 10152
Tel: 212 593 3500
Fax: 212 593 3461
Attn: J.R. Rodriguez, Erika Mouynes
Email: jrr@fintechadv.com, em@fintechadv.com

Copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Tel: 212 225 2000
Fax: 212 225 3999
Attn: Rich Cooper
Email: rcoopercgsh.com

Errecondo Gonzalez Funes
Tone Fortabat
Bouchard 680 — C1106ABH
Tel: (54 11) 5236 4400
Fax: (54 11) 5236 4401
Attn: Baruki Gonzalez
Email: baruki.gonzalez@egfa.com.ar

2

Sincerely,

FINTECH TELECOM, LLC

By:	/s/ Julio Rafael Rodriguez, Jr.
Name: Julio Rafael Rodriguez, Jr.
Title: Authorized Person

By:	/s/ Erika Mouynes
Name: Erika Mouynes
Title: Authorized Person

Accepted and Agreed:

TELECOM ITALIA S.p.A.

By:	/s/ Piergiorgio Peluso
Name: Piergiorgio Peluso
Title: CFO

TELECOM ITALIA INTERNATIONAL N.V.

By:	/s/ Guglielmo Noya
Name: Guglielmo Noya
Title: Attorney in Fact

Accepted and Agreed:

W de Argentina – Inversiones S.A. (formerly denominated W de Argentina – Inversiones S.L.)

Gerardo Werthein

/s/ Gerardo Werthein

Los W Guarantor Company
Daniel Werthein

/s/ Daniel Werthein

Los W Controlling Shareholders

Dario Werthein	Daniel Werthein

/s/ Dario Werthein	/s/ Daniel Werthein

Adrian Werthein	Gerardo Werthein

/s/ Adrian Werthein	/s/ Gerardo Werthein